Exhibit 5.2

[Letterhead of Morrison & Foerster LLP]

January 31, 2012

Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, Ontario
Canada M5J 2J5

Re: Royal Bank of Canada – Medium-Term Notes, Series E

 Ladies and Gentlemen:

We have acted as special counsel in connection with the series of senior notes set forth on Annex A hereto (the “Senior Notes”).  The Notes will be issued by Royal Bank of Canada, a bank organized under the laws of Canada (the “Bank”).  The offering of the Notes has been registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), under a registration statement on Form F-3, file number 333-171806 (the “Registration Statement”).

The Notes will be issued pursuant to an Indenture dated as of October 23, 2003, between the Bank and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Trustee, as supplemented by the First Supplemental Indenture dated as of July 21, 2006, between the Bank and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as Trustee and by the Second Supplemental Indenture dated as of February 28, 2007 between the Bank and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Trustee (the Base Indenture, together with the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”).

In connection with this opinion, we have examined such documents, instruments, certificates of public officials and of the Bank and such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein. We also have examined the Registration Statement, including the form of the Indenture and the form of master note which will represent the Notes.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any Notes, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

(iii) our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities;

(iv) we express no opinion as to the effect of any possible judicial, administrative or other action giving effect to, or which constitute, the actions of foreign governmental authorities or foreign laws; and

(v) with respect to all federal and provincial laws of Canada, we understand that you are relying upon the opinion, dated the date hereof, of the Bank’s Canadian counsel, Norton Rose Canada LLP, and our opinion is subject to the assumptions, qualifications and limitations that are set forth in that opinion.

Based on the foregoing, it is our opinion that when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the Registration Statement, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Report on Form 6-K filed by the Bank with the Commission on or about the date hereof and its incorporation by reference into the Registration Statement.  In giving our consent hereunder, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP

Annex A to Legal Opinion

Name of Security	Date of Pricing Supplement	Date of Settlement of Security	Principal Amount
Buffered Bullish Booster Notes Linked to the iShares® MSCI EAFE Index Fund, due January 31, 2014	January 26, 2012	January 31, 2012	$352,000
Buffered Bullish Booster Notes Linked to the S&P 500® Index, due January 31, 2014	January 26, 2012	January 31, 2012	$1,630,000
Buffered Bullish Return Notes Linked to the S&P 500® Index, due January 31, 2014	January 26, 2012	January 31, 2012	$445,000
Buffered Bullish Booster Notes Linked to the S&P 500® Index, due January 31, 2014	January 26, 2012	January 31, 2012	$2,063,000
Buffered Bullish Booster Notes Linked to the S&P 500® Index, due January 29, 2015	January 26, 2012	January 31, 2012	$2,845,000
Return Optimization Securities Linked to the S&P 500® Index, due on February 28, 2013	January 26, 2012	January 31, 2012	$10,389,300
Reverse Convertible Notes Each Linked to a Single Reference Stock	January 27, 2012	January 31, 2012	$10,807,000
Buffered Bullish Digital Notes Linked to the S&P 500® Index, due January 29, 2014	January 27, 2012	January 31, 2012	$2,997,000
Trigger Phoenix Autocallable Optimization Securities Each Linked to a Single Underlying Stock	January 27, 2012	January 31, 2012	$3,153,700
Reverse Convertible Notes Linked to the Common Stock of Silver Wheaton Corporation	January 30, 2012	January 31, 2012	$707,000